United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 7, 2008

ACCEPTANCE INSURANCE COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7461
(State of Formation)	(Commission File Number)

31-0742926
(IRS Employer Identification Number)

300 West Broadway Council Bluffs, Iowa	51503
(Address of principal executive offices)	(Zip Code)

(712) 329-3600

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 8.01.	Other Events

As previously disclosed, Granite Reinsurance Company, Ltd. (“Granite Re”), a Barbados reinsurer, filed a proof of claim against Acceptance Insurance Companies, Inc. (“AICI”), in its Chapter 11 proceeding claiming AICI owed it $9,000,000 of premium, plus interest, pursuant to an MPCI Stop Loss Reinsurance Contract (“Contract”) issued by Granite Re. Subsequently, Granite Re filed a complaint in the United States District Court for the District of Nebraska against AICI’s wholly owned subsidiary, Acceptance Insurance Company (“AIC”), alleging AIC also was liable to Granite Re on the same Contract. By consent, the district court transferred Granite Re’s proceeding against AIC to the United States Bankruptcy Court for the District of Nebraska (the “Bankruptcy Court”), which consolidated the proceeding with proceedings in AICI’s Chapter 11 proceeding as Adversary Proceeding No. A06-8015. AICI thereafter initiated a separate adversary proceeding against Granite Re asserting a claim for unjust enrichment. (Adv. Pro. No. A06-8115). AICI asserted the Contract lacked consideration, and that Granite Re had been unjustly enriched by the $6,000,000 AICI paid to Granite Re for reinsurance Granite Re did not in fact provide. All issues associated with Granite Re’s proof of claim asserted against AICI, Granite Re’s adversary complaint against AIC, and AICI’s adversary complaint against Granite Re were consolidated for discovery and trial. On May 9, 2007 the Bankruptcy Court ruled that: (i) Granite Re has no right to premiums claimed and AICI and AIC have no right to a refund of premiums paid; (ii) the adversary proceedings of Granite Re and AICI will be dismissed and (iii) the Granite Re claim filed in the bankruptcy case will be denied.

This ruling was appealed by Granite Re to the United States Bankruptcy Appellate Panel for the Eighth Circuit (the “Appellate Court”). On March 12, 2008, the Appellate Court: (i) reversed the Bankruptcy Court’s judgment that Granite Re was not entitled to receive the $9 million of premium, plus interest and (ii) affirmed that AICI has no right to the refund of the premiums paid (In re: Acceptance Insurance Companies Inc., United States Bankruptcy Appellate Panel for the Eighth Circuit, Nos. 07-6027, 6029). On April 2, 2008 the Appellate Court granted AICI and AIC’s motion for a stay with respect to the court’s March 12, 2008 ruling, but conditioned the stay on the posting of a supersedeas bond in the amount of $15 million no later than April 12, 2008. The posting of the bond required the approval of the Nebraska Department of Insurance (the “DOI”). On April 3, 2008, the DOI denied a request by AIC for approval to post the bond. On April 7, 2008, the Appellate Court denied AIC’s request that it reconsider its requirement for AIC to post the bond as a condition to staying the court’s March 12 ruling. On April 7, 2008 the DOI filed in the District Court for Lancaster County, Nebraska (the “District Court”) (Case No: CI 08-1434) a petition (the “Petition”) for an order of rehabilitation and request for injunction with respect to AIC. In the Petition, the DOI states that it denied AIC’s request for approval to obtain a bond based on its belief that AIC is no longer able to meet its obligations in the ordinary course of business as they become due and that, with the judgment pending in the Bankruptcy Court, to allow AIC to continue its business would be financially hazardous to its insured or creditors and the public. The DOI states in the Petition that AIC had negative statutory surplus at December 31, 2007 in the amount of $6,031,017 under statutory accounting principles (“SAP”) and AIC is insolvent under SAP. The DOI noted in the Petition that AIC had been able to meet its obligations in the ordinary course of business when due. The DOI also states in the Petition that under generally accepted accounting principles (“GAAP”) AIC’s statutory surplus at December 31, 2007 was $14,096,550 and that the difference between the positive surplus under GAAP and the negative surplus under SAP is attributable to pledged collateral of approximately $20.1 million held by other parties pursuant to agreements with AIC. In the Petition the DOI seeks authority, among other things, to take possession of AIC’s assets and administer them. A hearing on the Petition is scheduled with the District Court for Thursday, April 10, 2008, at which time the District Court could approve the order and the injunction. AICI is consulting with the creditors’ committee in its Chapter 11 bankruptcy proceeding and is pursuing alternatives available to it as a result of these developments, including engaging in settlement discussions with Granite Re. There can be no assurance, however, that a settlement agreement will be reached with Granite Re or what the terms may be if such an agreement is reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCEPTANCE INSURANCE COMPANIES INC.

By	/s/ John E. Martin
John E. Martin,
President and Chief Executive Officer

April 8, 2008

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